Exhibit 10.30
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT, dated as of June 22, 2011, between LIBBEY INC., a Delaware corporation (the “Company”), and Stephanie A. Streeter (the “Executive”).
     WHEREAS, the Company and the Executive would like to enter into an employment arrangement;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to provide as follows:
     1. Term of Agreement.
     (a) Term. The term of this Agreement shall commence on July 1, 2011 and shall continue through June 30, 2014. Commencing on July 1, 2014 and each July 1 thereafter, the term of this Agreement shall be extended automatically for one additional year unless, on or before March 1, 2014, or March 1 of any subsequent year, either party gives written notice to the other party that the party giving notice does not wish to extend this Agreement beyond the expiration of the then-current term. For example, if the Company does not desire to renew this Agreement for the one-year period commencing on July 1, 2014, the Company must, on or before March 1, 2014, give written notice to the Executive that the Company does not wish to extend the term of this Agreement. The Company’s employment of the Executive under this Agreement shall continue until terminated as provided in Section 1(b) or Section 4.
     (b) Effect of Nonrenewal. If either party notifies the other that it does not desire to renew this Agreement as provided in Section 1(a), then the Executive’s employment shall end on June 30 of the then current term except as otherwise provided below. If the Company notifies the Executive that it does not wish to renew the term of this Agreement, the Company’s notice may also provide that the Company wishes to continue the Executive’s employment as its Chief Executive Officer, but wishes to renegotiate the terms of employment. If the Company so notifies the Executive, the parties shall negotiate in good faith the terms of the Executive’s continued employment. If the parties have been unable to agree in writing to the terms of the Executive’s continued employment by April 1 of the current term, the Executive may notify the Company in writing by such date that she is willing to extend the term of this Agreement for an additional year. If the Company does not notify the Executive in writing by June 30 of the current term that it has accepted the Executive’s offer to extend the term of the Agreement for an additional year, then the Executive’s employment shall end on such June 30. If either (i) the Company does not notify the Executive that it wishes to renegotiate the terms of the Executive’s continued employment as Chief Executive Officer, or (ii) the parties are unable to agree to the terms of continued employment, the Executive notifies the Company that she is willing to extend the term of the Agreement by an additional year, and the Company fails to accept such offer, and in the case of either (i) or (ii), last day of the term is prior to Executive’s sixty-fifth birthday, then the Executive shall be treated as having been terminated by the Company without Cause for all purposes of this Agreement, and any other agreement that defines termination without Cause by reference to this Agreement.
     2. Position and Duties.
          (a) Position. The Executive hereby agrees to serve as the CEO-Elect until July 31, 2011 and as the Chief Executive Officer of the Company commencing August 1, 2011 and to perform all duties assigned by the Company and to possess the authority commensurate with her position. Effective August 1, 2011, the Executive shall have the duties, responsibility and authority customary for chief executive officers of corporations comparable in size to the Company in the United States, and shall report directly to the Board of Directors of the Company (the “Board”). The Executive shall devote her best efforts to the performance of services to the Company in accordance with the terms of this Agreement and as the Company reasonably may request. The Company shall nominate the Executive for election as a member of the Board, and all other officers of the Company shall report to the Executive or as the Executive may direct and shall be responsible for such functions as assigned to them by the Executive.
          (b) Other Activities. While employed pursuant to this Agreement, the Executive shall not, other than in the performance of duties inherent in, and in furtherance of, the business of the Company, engage in any other business or commercial activity as an employee, consultant, or in any other capacity, whether or not any compensation is received therefore. Nothing in the preceding sentence shall prevent the Executive from (i) making and managing personal investments, (ii) engaging in community and/or charitable activities, including without limitation service as a director, trustee or officer of an educational, welfare, social, religious or civic organization or charity, (iii) serving as a trustee or director or similar position of a for profit corporation or business enterprise, but for only two such for profit corporations or business enterprises (in addition to the Company) at any one time, or (iv) engaging in such other activities as are approved in writing by the Board. The Executive shall refrain, however, from engaging in any of the acts described in clauses (i) — (iv) of the preceding sentence to the extent that they singly or in the aggregate interfere with the proper performance of the Executive’s duties and responsibilities to the Company or are inconsistent with Section 9.
     3. Compensation. In consideration of the performance of her duties under this Agreement, the Executive shall be entitled to receive the base salary, bonus and benefits set forth on Schedule 1, which Schedule is hereby incorporated into, and shall be considered part of, this Agreement. All amounts payable to the Executive under this Section 3 shall be paid in accordance with the Company’s benefit plans and programs and regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings, medical benefit contributions and parking fees, among others). No additional compensation shall be payable to the Executive by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its subsidiaries or affiliates), special projects completed, or otherwise. The Executive’s compensation shall be reviewed by the Board or the Compensation Committee of the Board (the “Compensation Committee”) annually for possible merit increases and other changes as such reviewing body deems appropriate.
     4. Termination of Employment. Either party may terminate the Executive’s employment under this Agreement at any time and for any reason, without advance notice, as set forth below:
          (a) Termination for Cause. The Company may at any time terminate the Executive for Cause, as hereinafter provided, and shall thereafter have no further obligations to the Executive except as otherwise provided in this Agreement. Without waiving any rights the Company may have hereunder or otherwise, the Company expressly reserves its rights to proceed against the Executive for damages in connection with any claim or cause of action that the Company may have arising out of or related to the Executive’s employment hereunder. “Cause” means (i) the Executive’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the Executive issues a Notice of Termination for Good Reason (as defined in Section 4(d)) to substantially perform the Executive’s duties, after the Board delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, (ii) the Executive’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the Executive’s issuance of a Notice of Termination for Good Reason) to substantially follow and comply with the specific and lawful directives of the Board, as reasonably determined by the Board, after the Board delivers to the Executive a written demand that specifically identifies the manner in which the Board believes that the Executive has not substantially followed or complied with the directives of the Board, (iii) the Executive’s commission of an act of fraud or dishonesty that results in a material adverse effect to the Company or the Executive’s commission of an act in material violation of the Company’s code of ethics as in effect from time to time, or (iv) the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For purposes of this Section 4(a), no act, or failure to act, shall be deemed “willful” unless the Executive’s commission of the act or failure to act is not in good faith, and the Executive’s failure to achieve any performance targets established by the Board shall not in itself be considered a willful failure to substantially perform the Executive’s duties or to follow and comply with the directives of the Board. In any event, the Company may not terminate the Executive for Cause unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (not counting the Executive) at a meeting of the Board (after reasonable notice to the Executive, an opportunity for the Executive, together with counsel, to be heard before the Board), finding, in the Board’s good faith opinion, that the Executive engaged in any of the conduct set forth above in clauses (i) through (iv) of the definition of “Cause” and specifying in reasonable detail the particulars of the conduct at issue.

          (b) Death. If the Executive is employed by the Company pursuant to this Agreement at the time of the Executive’s death, then the Executive’s employment shall be terminated automatically concurrently with her death.
          (c) Permanent Disability. The Company may terminate the Executive’s employment due to the Executive’s Permanent Disability. For purposes of this Agreement, “Permanent Disability” means any incapacity due to physical or mental illness as a result of which the Executive is absent from the full-time performance of her duties with the Company for six consecutive months and does not return to the full-time performance of her duties within 30 days after the Company gives Notice of Termination to the Executive.
          (d) Termination Without Cause or For Good Reason. The Company may terminate the Executive’s employment without Cause. The Executive may terminate her employment for “Good Reason” (other than on account of death or Permanent Disability). For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive’s consent:
     (i) There is a material diminution in the Executive’s authority, duties, or responsibilities. including without limitation the Executive ceasing to be the Chief Executive Officer of the Company reporting directly to the Board;
     (ii) The Executive’s base salary is reduced;
     (iii) The Executive’s incentive compensation opportunity is reduced by a percentage greater than that applicable to all other executive officers;
     (iv) There is a reduction or elimination of an executive benefit or an employee benefit and the reduction is not applicable to all other officers in the same or similar manner;
     (v) The Executive at any time fails to be elected as a member of the Board; or
     (vi) There is a material breach of this Agreement by the Company and the Company does not remedy it prior to the expiration of 30 days after receipt of written notice of the breach given by the Executive to the Company.
If the Executive does not deliver to the Board, within 90 days after the date on which the Executive knew or should have known of the Good Reason event, written notice specifying in reasonable detail the particulars giving rise to the Good Reason event, the Executive shall be deemed conclusively to have waived that particular Good Reason event (but not any subsequent Good Reason event) even if the Executive’s failure to give timely notice of the Good Reason event is a result of the Executive’s incapacity due to physical or mental illness. In all events, the Company will be given a 30-day period to cure or remedy the condition giving rise to the Executive’s notice.
          (e) Termination by Resignation or Retirement. The Executive may at any time resign or retire, other than for Good Reason, by Notice of Termination to the Company. For purposes of this Agreement, “retirement” shall mean the Executive’s resignation, other than for Good Reason, at any time after attaining the age of 65.
          (f) Notice of Termination. A party who purports to terminate the Executive’s employment (other than as a result of death) shall provide to the other party Notice of Termination in accordance with the other provisions of this Section 4. “Notice of Termination” means a written notice that indicates the specific termination provision in this Agreement upon which the terminating party is relying and that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
          (g) Date of Termination, Etc. “Date of Termination” means the date on which the Executive’s employment with the Company is terminated. Notwithstanding any other provision of this Agreement to the contrary, if the Executive incurs a termination of employment that is not a “separation from service” within the meaning of Section 409A of the Code, the Executive’s right to all amounts payable upon such termination of employment pursuant to Section 5 shall vest on the Date of Termination, but payment of any amount that is subject to Section 409A shall be deferred until the Executive has incurred a separation from service (or, if required by Section 5(e), six months thereafter).

     5. Compensation upon Termination.
          (a) Accrued Benefits. Upon termination of employment for any reason, the Executive shall be entitled to timely receive (i) her base salary earned through the Date of Termination, (ii) any earned but unpaid vacation pay as of the Date of Termination, (iii) reimbursement of any expenses properly incurred prior to the Date of Termination in accordance with the Company’s policy on business expense reimbursement, (iv) any amount or benefits to which the Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefit plan or other benefit plan or employment policy maintained by the Company in accordance with the terms of such plan, policy or arrangement, and (v) except in the case of a termination for Cause, any incentive compensation earned but not yet paid for a performance period ended prior to the Date of Termination at the time it would otherwise have been paid but for the termination (the “Accrued Benefits”).
          (b) Death or Permanent Disability. If the Executive’s employment with the Company is terminated by reason of the Executive’s death or Permanent Disability, the Executive’s estate or the Executive, as the case may be, shall be entitled to the following, :
     (i) the Accrued Benefits;
     (ii) Payment of the Executive’s incentive compensation under all plans in effect at the Date of Termination paid at target but prorated over the period of each applicable plan through the Date of Termination, paid not later than thirty days after the Date of Termination; and
     (iii) If the Executive has received any equity compensation that remains unvested as of the date on which Notice of Termination is given, a pro rata portion of the award for the period in which the Date of Termination occurs will vest immediately as of the Date of Termination.
          (c) Termination Without Cause or for Good Reason. If (1) the Company terminates the Executive’s employment without Cause or the Executive terminates her employment for Good Reason, or (2) the Executive is treated as having been terminated without Cause pursuant to Section 1(b), the Executive shall be entitled to the following:
     (i) the Accrued Benefits;
     (ii) With respect to the Executive’s annual incentive compensation opportunity during the year in which the Date of Termination occurs, payment of a prorated amount, based on actual performance for the year; provided, however, that any individual performance goals that are based upon subjective or discretionary determinations of the Company will not be subject to the exercise of any discretion provided in any such plan for the reduction of incentive compensation, and the Company will not otherwise use any discretion provided in such plan to reduce the Executive’s incentive compensation except for discretionary determinations with respect to Company factors that are applied to all employees receiving similar incentive opportunities. The amount payable pursuant to this clause shall be paid, subject to Section 5(e), between January 1 and March 15 of the year following the year in which the Date of Termination occurs;
     (iii) If the Executive is eligible to receive any “performance-based” long term incentive compensation awards as of the date on which Notice of Termination is given, payment of the applicable incentive compensation awards actually earned for each performance cycle during which the Date of Termination occurs but prorated through the Date of Termination; provided, however, that any individual performance goals that are based upon subjective or discretionary determinations of the Company will not be subject to the exercise of any discretion provided in any such plan for the reduction of incentive compensation, and the Company will not otherwise use any discretion provided in such plan to reduce the Executive’s incentive compensation except for discretionary determinations with respect to Company factors that are applied to all employees receiving similar incentive compensation opportunities. The amount required to be paid pursuant to this clause (iii) shall be paid, subject to Section 5(e), between January 1 and March 15 of the year following the end of each applicable performance cycle;
     (iv) If the Executive has received any equity compensation, which remains subject to time vesting requirements on the Date of Termination, and if the Date of Termination is a day other than June 30, a portion of the award that would have otherwise vested after the Date of Termination but on or prior to the next June 30 following the Date of Termination shall vest immediately as of the Date of Termination;
     (v) Payment equal to two times the sum of (A) Executive’s annual base salary at the rate in effect on the date on which Notice of Termination is given (but without regard to any reduction in base salary that constituted, or would have constituted, Good Reason) and (B) the greater of (1) the Executive’s target annual incentive compensation opportunity at the time the Notice of Termination is given (but without regard to any reduction in incentive compensation opportunities that constituted, or would have constituted, Good Reason) or (2) the average of the last two years’ annual incentive compensation amounts actually paid to the Executive. The amount required to be paid pursuant to this clause (v) shall be paid, subject to Section 5(e), in regular installments over a 24 month period consistent with the Company’s payroll practices, commencing on the first payroll date following the Date of Termination; provided, however, that in the event that the six-month payment delay described in Section 5(e) is applicable, then no payments shall be made through the six-month period following the Date of Termination, and a catch-up payment, representing the payments that would have been made during such six month period shall be made at the beginning of the seventh month following the Date of Termination, and the remaining installments shall commence with the first payroll date in such seventh month. If the Executive dies prior to the end of such 24 month period, the remaining unpaid installments shall be paid to the Executive’s estate in a lump sum not more than 30 days following the date of death. Each installment payable pursuant to this clause (v) shall be considered a separate “payment” for purposes of Code Section 409A.
     (vi) Executive level outplacement services paid for by the Company to the provider of such services selected by the Executive in an amount not to exceed $75,000; provided that such services are received by Executive prior to the last day of the second taxable year of the Executive following the taxable year of the Executive in which the “separation from service” occurred; and
     (vii) Continuation of the Executive’s medical, prescription drug, dental and life insurance benefits (collectively, “Insurance Benefits”) for a period of 18 months following the Date of Termination or until such earlier time as the Executive receives medical or life insurance coverage through a future employer. Executive shall continue to pay the employee portion of costs for the continued Insurance Benefits on a monthly basis.
          (d) Termination Without Cause or For Good Reason in Connection with a Change in Control. In addition to the benefits set forth under Section 5(c), (1) in the event that the termination without Cause (including an expiration of the term of the Agreement that is treated as a termination without Cause pursuant to Section 1(b)) or for Good Reason occurs within two years following a Change in Control (as hereinafter defined) or (2) in the event that a Change in Control occurs within six months following (A) a termination by the Company without Cause (including an expiration of the term of the Agreement that is treated as a termination without Cause pursuant to Section 1(b)), or (B) a termination by the Executive for Good Reason, the following will apply:
     (i) The payments provided for under Section 5(c)(v) will be equal to two and one-half times, rather than two times, the sum of (A) plus (B) as provided in the first sentence in Section 5(c)(v), and the sum of all such payments shall be paid in a lump sum within five days after the later of the Date of Termination or the Change in Control; provided, however, that if the Company, in its sole discretion, determines that the Change in Control does not constitute a “change in control event” as defined in Code Section 409A, then all such payments that the Company determines either (A) are not “Section 409A Payments” (as defined in Section 5(e)) or (B) that exceed the amount that would have been paid had the termination not occurred in connection with a Change in Control, shall be paid in a lump sum and the remaining installments shall be paid at the time they would have been paid had the termination not occurred in connection with a Change in Control (or, if earlier, not more than five days after a change in control event, as defined in Section 409A, occurs).
     (ii) In lieu of the vesting provided for under Section 5(c)(iv), in the event of a termination by the Company without Cause, termination by the Executive for Good Reason, or the Company’s election not to renew the term of the Agreement following a Change in Control, any equity compensation awards outstanding at the Date of Termination and subject to time vesting requirements that were outstanding but not yet vested as of the Date of Termination will become fully vested as of the Date of Termination. In the event a Change in Control occurs within six months following a termination by the Company without Cause, termination by the Executive for Good Reason, or the Agreement expires by reason of the Company’s election not to renew the term of the Agreement pursuant to Section 1, any equity compensation awards subject to time vesting requirements that were outstanding but not yet vested as of the Date of Termination and which did not become vested pursuant to Section 5(c)(iv) will become vested as of the date of the Change in Control.
     (iii) For purposes of this Agreement, a Change in Control shall be deemed to occur if:
     (A) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities. For purposes of this Agreement, the term “Person” is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, the term “Person” shall not include the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company. For purposes of this Agreement, the term “Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;
     (B) during any period of two consecutive years (not including any period prior to the execution of this Agreement), Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board. The term “Continuing Directors” means (i) individuals who were members of the Board at the beginning of the two-year period referred to above and (ii) any individuals elected to the Board, after the beginning of the two-year period referred to above, by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved in accordance with this provision. Notwithstanding the immediately preceding sentence, an individual who is elected to the Board after the beginning of the two-year period shall not be deemed a Continuing Director if the individual was designated by a person who has entered into an agreement with the Company to effect a transaction described in Section 5(d)(iii)(A), (C) or (D);
     (C) the consummation of a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than two-thirds of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after the merger or consolidation; or
     (D) the consummation of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.
          (e) Payments. Payment of benefits under Section 5(b) in the event of death is subject to reasonable evidence of authority to act for the decedent’s estate. Payment of benefits under clauses (ii) and (iii) of Section 5(b) in the event of Permanent Disability and payment of benefits under clauses (ii), (iii), (iv), (v), (vi) and (vii) of Section 5(c) and under clause 5(d) is conditioned on the release provided under Section 5(f) becoming effective. Except as otherwise provided in this Agreement, all payments under this Agreement shall be subject to applicable withholdings. Notwithstanding any provisions of this Section 5 to the contrary, if the Executive is a “specified employee” (within the meaning of Section 409A of the Code and determined pursuant to policies adopted by the Company) on the Executive’s Date of Termination, amounts that otherwise would be payable, pursuant to clauses (ii) and (iii) of Section 5(b) (other than by reason of death), clauses (ii), (iii), (iv), and (v) of Section 5(c) or under Section 5(d), to the extent that such amounts constitute deferred compensation subject to Section 409A of the Code (the “Section 409A Payments”) during the six-month period immediately following the Date of Termination will instead be paid or made available on the earlier of (i) the first day of the seventh month following the Executive’s Date of Termination and (ii) the Executive’s death. For purposes of this Agreement, all amounts payable pursuant to clauses (ii) and (iii) of Section 5(b) (other than by reason of death), clauses (ii), (iii), (iv) and (v) of Section 5(c) or Section 5(d) shall be considered 409A Payments except to the extent that the Company, in its sole discretion, determines that such amounts satisfy an exception to Section 409A, including the exception for short-term deferrals set forth in Treasury Regulation §1.409A-1(b)(4) and the exception for certain separation pay plans set forth in Treasury Regulation §1.409A-1(b)(9)(iii), which shall be applied to all installments commencing with the first installment that does not qualify as a short-term deferral until the limitation on such separation pay plans is reached. In connection with the Company’s determination as set forth in the preceding sentence, the Executive may furnish the Company with a tax opinion or other evidence that an exception applies but the Company shall not be bound by any such opinion or evidence.
     (f) Release. Payment of any amount to and the provision of any benefits to, or on behalf of, the Executive pursuant to any of clauses (ii) and (iii) of Section 5(b) in the event of Permanent Disability or clauses (ii), (iii), (iv), (v), (vi) and (vii) of Section 5(c) or Section 5(d) and Executive’s acceptance of such amounts shall be conditioned on the Executive’s execution and delivery to the Company, no later than 60 days after the Date of Termination, of a general waiver and release of claims in the form attached hereto as Exhibit A or in such other form substantially similar to Exhibit A as the Company may reasonably request to provide a complete release of all claims and causes of action the Executive or the Executive’s estate may have against the Company, except claims and causes of action arising out of, or related to, the obligations of the Company pursuant to this Agreement (including without limitation Section 11(h)) and Claims (as defined in Exhibit A) for vested benefits under any pension plan, retirement plan and savings plan, or other employee benefit plan, rights under any Equity Compensation plan and stock purchase plan and rights to continuation of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law. No amount that is conditioned upon the execution of such release shall be paid until the release has been executed and delivered to the Company and the seven-day revocation period provided therein has expired without revocation of the release, and all amounts that would otherwise have been paid prior to such date shall be paid on the first day following the expiration of such revocation period, in a lump sum without interest, provided that if the sixty-eighth day following the Date of Termination occurs in a year that is after the year that includes the Date of Termination, then such amounts shall be paid no earlier than the first day of the later year.
     (g) No Mitigation or Offset for Benefits. There shall be no offset to any compensation or other benefits otherwise payable to, or on behalf of, the Executive pursuant to the terms of Section 5 as a result of the receipt by Executive of any pension, retirement or other benefit payments (including, but not limited to, accrued vacation) except as provided by Section 11(n). The Executive shall not be required to seek or accept other employment, or otherwise to mitigate damages, as a condition to the receive of any compensation or other benefits pursuant to this Section 5.
     6. Termination Obligations.
          (a) The Executive hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment by the Company belongs to the Company and shall be promptly returned to the Company upon termination of the employment. “Personal property” includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company or any affiliate. Following termination of employment, the Executive will not retain any written or other tangible material containing any proprietary information or Confidential Information (as defined below) of the Company or any affiliate of the Company.
          (b) Upon termination of the employment, the Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate of the Company.
          (c) The rights and obligations of the parties under this Agreement, including without limitation the Executive’s obligations and/or agreements under Sections 6, 7, 8, 9, 10 and 11 and the Executive’s right to payments of all amounts provided in Section 5 and her right to indemnification and insurance coverage pursuant to Section 11(h), shall survive termination of the employment and the expiration of this Agreement, to the extent necessary to enable to parties to enforce their rights hereunder.
          (d) Any reference to the Company in this Section 6 shall include the Company and any entity that owns, is owned by or is under common ownership with the Company (an “Affiliate”).
     7. Records and Confidential Data.
          (a) The Executive acknowledges that in connection with the performance of her duties during the term of this Agreement, the Company will make available to the Executive, or the Executive will have access to, certain Confidential Information (as defined below) of the Company. The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of her employment by the Company or otherwise, whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company.
          (b) The Executive shall keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of her duties hereunder. The Executive will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way, any of the Executive’s duties or obligations to the Company under statutory or common law not to disclose or to make personal use of the Confidential Information or trade secrets.
          (c) Following the Executive’s termination hereunder, as soon as possible after the Company’s written request, the Executive will return to the Company all written Confidential Information that has been provided to the Executive, and the Executive will destroy all copies of any analyses, compilations, studies or other documents prepared by the Executive or for the Executive’s use containing or reflecting any Confidential Information. Within ten business days of the receipt of such request by the Executive, the Executive shall, upon written request of the Company, deliver to the Company a notarized document certifying that such written Confidential Information has been returned or destroyed in accordance with this Section 7(c).
          (d) For the purposes of this Agreement, “Confidential Information” shall mean all confidential and proprietary information of the Company, including, without limitation, the Company’s marketing strategies, pricing policies or characteristics, customers and customer information, product or product specifications, designs, software systems, cost of equipment, customer lists, business or business prospects, plans, proposals, codes, marketing studies, research, reports, investigations, public relations methods, or other information of similar character. For purposes of this Agreement, the Confidential Information shall not include and the Executive’s obligations under this Section 7 shall not extend to (i) information which is available in the public domain, (ii) information obtained by the Executive from third persons (other than employees of the Company or its affiliates) not under agreement to maintain the confidentiality of the same and (iii) information that is required to be disclosed by law or legal process (provided that the Executive give the Company notice of such disclosure requirement and cooperate with the Company in connection with any action by the Company to seek a protective order or confidential treatment for such information).
          (e) Any reference to the Company in this Section 7 shall include the Company and its Affiliates.
     8. Assignment of Inventions.
          (a) Definition of Inventions. “Inventions” mean discoveries, developments concepts, ideas, methods, designs, improvements, inventions, formulas, processes, techniques, programs, know-how and data, whether or not patentable or registerable under copyright or similar statutes, except any of the foregoing that (i) is not related to the business of the Company or the Company’s actual or demonstrable research or development, (ii) does not involve the use of any equipment, supplies, facility or Confidential Information of the Company, (iii) was developed entirely on the Executive’s own time, and (iv) does not result from any work performed by the Executive for the Company.

          (b) Assignment. The Executive agrees to and hereby does assign to the Company, without further consideration, all of her right, title and interest in any and all Inventions the Executive may make during the term hereof.
          (c) Duty to Disclose and Assist. The Executive agrees to promptly disclose in writing all Inventions to the Company, and to provide all assistance reasonably requested by the Company in the preservation of the Company’s interests in the Inventions including obtaining patents in any country throughout the world. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to her reasonable availability if she is not. If the Company cannot, after reasonable effort, secure the Executive’s signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, whether because of her physical or mental incapacity or for any other reason whatsoever, the Executive hereby irrevocably designates and appoints the Company and its duly authorized Officers and agents as her agent and attorney-in-fact, to act for and on her behalf and in her name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, or similar protections thereon, with the same legal force and effect as if executed by the Executive.
          (d) Ownership of Copyrights. The Executive agrees that any work prepared for the Company which is eligible for United States copyright protection or protection under the Universal Copyright Convention or other such laws or protections including, but not limited to, the Berne Copyright Convention and/or the Buenos Aires Copyright Convention shall be a work made for hire and ownership of all copyrights (including all renewals and extensions) therein shall vest in the Company. If any such work is deemed not to be a work made for hire for any reason, the Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyright in such work, such assistance to be provided at the Company’s expense but without any additional compensation to the Executive. The Executive hereby agrees to and does hereby waive the enforcement of all moral rights with respect to the work developed or produced hereunder, including without limitation any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.
          (e) Litigation. The Executive agrees to render assistance and cooperation to the Company at its request regarding any matter, dispute or controversy with which the Company may become involved and of which the Executive has or may have reason to have knowledge, information or expertise. Such services will be without additional compensation if the Executive is then employed by the Company and for reasonable compensation and subject to her reasonable availability if she is not, but in either event the Company shall reimburse the Executive for all expenses reasonably incurred by the Executive.
          (f) Construction. Any reference to the Company in this Section 8 shall include the Company and its Affiliates.
     9. Additional Covenants.
          (a) Non-Interference with Customer Accounts. Executive covenants and agrees that (i) during employment and (ii) for a period of 24 months commencing on the Date of Termination, except as may be required by Executive’s employment by the Company, Executive shall not directly or indirectly, personally or on behalf of any other person, business, corporation, or entity, contact or do business with any customer of the Company with respect to any product, business activity or service which is competitive with any product, business, activity or service of the type sold or provided by the Company.
          (b) Non-Competition. In consideration of and in connection with the benefits provided to the Executive under this Agreement and in order to protect the goodwill of the Company, the Executive hereby agrees that if the Executive’s employment is terminated, then, unless the Company otherwise agrees in writing, for a period of 24 months commencing on the Date of Termination, the Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant or otherwise with any entity engaged in a business which sells, in competition with the Company and its affiliates, the same type of products as sold by the Company, including without limitation glass tableware, ceramic dinnerware, metal flatware and plastic supplies to the foodservice industry other than as a shareholder or beneficial owner owning five percent or less of the outstanding securities of a public company. Without limiting the foregoing, currently the following business operations among others sell, in competition with the Company and its affiliates, the same type of products as sold by the Company and its affiliates: Anchor Hocking; Arc International and its affiliate Cardinal International, Inc.; Oneida Ltd.; and any glass tableware manufacturer, seller or importer for Bormioli Rocco Casa SpA, for the Kedaung group of companies of Indonesia or for the Sisecam group of companies of Turkey including Pasabahce.
          (c) No Diversion. The Executive covenants and agrees that in addition to the other Covenants set forth in this Section 9, (i) during her employment and (ii) for a period of 24 months following her Date of Termination, Executive shall not divert or attempt to divert or take advantage of or attempt to take advantage of any actual or potential business opportunities of the Company (e.g., joint ventures, other business combinations, investment opportunities, potential investors in the Company, and other similar opportunities) of which the Executive became aware as a result of her employment with the Company.
          (d) Non-Recruitment. The Executive acknowledges that the Company has invested substantial time and effort in assembling its present workforce. Accordingly, the Executive covenants and agrees that during employment and for period of 24 months commencing on the Date of Termination, the Executive shall not either for the Executive’s own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venture owner or shareholder or otherwise on behalf of any other person, firm or corporation directly or indirectly entice, solicit, attempt to solicit, or seek to induce or influence any Officer or employee of the Company to leave her employment with the Company or to offer employment to any person who on or during the six month period immediately preceding the date of such solicitation or offer was an employee of the Company; provided, however, that this Section 9(d) shall not be deemed to be breached with respect to an employee or former employee of the Company who responds to a general advertisement seeking employment or who otherwise initiates contact for the purpose of seeking employment.
          (e) Non-Disparagement. Executive covenants and agrees that during the Executive’s employment and after the Date of Termination, Executive shall not induce or incite claims of discrimination, wrongful discharge, or any other claims against the Company or any of its directors, Officers, employees or equity holders, by any other persons, executives or entities, and the Executive shall not undertake any harassing or disparaging conduct directed at the Company or any of its directors, Officers, employees or equity holders, other than such statements made as part of testimony compelled by law or legal process. In addition, the Company covenants and agrees that during the Executive’s employment and after the Date of Termination, neither the Company nor any of its officers, directors, or the officers or directors of its affiliates, shall undertake any harassing or disparaging conduct directed at the Executive, other than such statements made as part of testimony compelled by law or legal process.
          (f) Remedies. The parties acknowledge that should either party violate any of the covenants contained in Sections 6, 7, 8 or 9 hereof (collectively, the “Covenants”), it would be difficult to determine the resulting damages to the other party and, in addition to any other remedies it may have, the party complaining of the violation of a Covenant shall be entitled to (i) temporary injunctive relief without being required to post a bond, (ii) permanent injunctive relief without the necessity of proving actual damage and (iii) suspension of all benefits otherwise payable to or for the account of the Executive under Sections 5(b)(ii) or (iii) in the event of Permanent Disability or Sections 5(c)(ii), (iii), (iv), (v), (vi), or (vii) or 5(d) following the violation, provided that if it shall subsequently be determined by an arbitrator or a court of competent jurisdiction that the Executive did not violate such Covenant, all payment previously suspended shall be paid in full. The party that is determined to have violated a Covenant shall be liable to pay all costs including reasonable attorneys’ fees which the other party may incur in enforcing or defending, to any extent, these Covenants, whether or not litigation is actually commenced and including litigation of any appeal taken or defended by such party, where the party succeeds in enforcing any part of these Covenants. Each party may elect to seek one or more of these remedies at its sole discretion on a case by case basis. Failure to seek any or all remedies in one case does not restrict a party from seeking any remedies in another situation. Such action by a party shall not constitute a waiver of any of its rights.
          (g) Severability and Modification of any Unenforceable Covenant. It is the parties’ intent that each of the Covenants be read and interpreted with every reasonable inference given to its enforceability. However, it is also the parties’ intent that if any term, provision or condition of the Covenants is held to be invalid, void or unenforceable, the remainder of the provisions thereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Finally, it is also the parties’ intent that if it is determined any of the Covenants are unenforceable because of over breadth, then the covenants shall be modified so as to make it reasonable and enforceable under the prevailing circumstances.
          (h) Tolling. If the Executive breaches any Covenant, the running of the period of restriction shall be automatically tolled and suspended for the amount of time that the breach continues, and shall automatically recommence when the breach is remedied so that the Company shall receive the benefit of the Executive’s compliance with the Covenants. This paragraph shall not apply to any period for which the Company is awarded and receives actual monetary damages for breach by the Executive of a Covenant with respect to which this paragraph applies.
          (i) Construction. Any reference to the Company in this Section 9 shall include the Company and its affiliates.
     10. No Assignment. This Agreement and the rights and duties hereunder are personal to the Executive and shall not be assigned, delegated, transferred, pledged or sold by the Executive without the prior written consent of the Company. The Executive hereby acknowledges and agrees that the Company may assign, delegate, transfer, pledge or sell this Agreement and the rights and duties hereunder (a) to an affiliate of the Company or (b) to any third party in connection with (i) the sale of all or substantially all of the assets of the Company or (ii) a stock purchase, merger, or consolidation involving the Company; provided that if the Agreement is assigned to an affiliate of the Company pursuant to Section 10(a) the Company shall continue to guarantee performance by such affiliate of all obligations of the Company hereunder. This Agreement shall inure to the benefit of and be enforceable by the parties hereto, and their respective heirs, personal representatives, successors and assigns.
     11. Miscellaneous Provisions.
          (a) Payment of Taxes. Except as specifically provided for in this Agreement, to the extent that any taxes become payable by the Executive by virtue of any payments made or benefits conferred by the Company, the Company shall not be liable to pay or obligated to reimburse the Executive for any such taxes or to make any adjustment under this Agreement. Any payments otherwise due under this Agreement to the Executive, including, but not limited to, the base salary and any incentive compensation shall be reduced by any required withholding for federal, state and/or local taxes and other appropriate payroll deductions.
          (b) Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made (i) if delivered personally or (ii) after the expiration of five days from the date upon which such notice was mailed from within the United States by certified mail, return receipt requested, postage prepaid, (iii) upon receipt by prepaid telegram or facsimile transmission (with written confirmation of receipt) or (iv) after the expiration of the second business day following deposit with an overnight delivery service. All notices given or made pursuant hereto shall be so given or made to the parties at the following addresses:
If to the Executive: To the most recent address set forth on the Company’s payroll records.
If to the Company:
Libbey Inc.
300 Madison Avenue
P.O. Box 10060
Toledo, Ohio 43604
Facsimile: (419) 325-2585
Attention: Secretary
The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.
          (c) Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed and enforced to the extent possible or modified in such a way as to make it enforceable, and the invalidity, illegality or unenforceability thereof shall not affect the validity, legality or enforceability of the remaining provisions of this Agreement.
          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio applicable to contracts executed in and to be performed entirely within that state, except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 11(l) shall be instituted and litigated only in federal, state or local courts sitting in Toledo, Ohio and each of such parties hereby consents to the exclusive jurisdiction and venue of such court and waives any objection based on forum non conveniens.
          (e) Waiver of Jury Trial. The parties hereby waive, release and relinquish any and all rights they may have to a trial by jury with RESPECT to any actions TO ENFORCE AN ARBITRATOR’S DECISION PURSUANT TO SECTION 11(l).
          (f) Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.
          (g) Entire Understanding. This Agreement including all Exhibits and Recitals hereto which are incorporated herein by this reference, together with the other agreements and documents being executed and delivered concurrently herewith by the Executive, the Company and certain of its affiliates, constitute the entire understanding among all of the parties hereto and supersedes any prior understandings and agreements, written or oral, among them respecting the subject matter within. In the event of any discrepancy between the terms of this Agreement and any policy or plan of the Company, the terms of this Agreement shall govern and control. Without limiting the generality of the foregoing, any agreement evidencing any equity or long term incentive grant to the Executive shall provide for vesting on termination of employment that is consistent with Section 5, and shall define the terms “Cause” and “Good Reason” in a manner that is consistent with this Agreement, and the determination of the reason for the Executive’s termination shall be made in accordance with Section 11(l) of this Agreement, without regard to any provision of any such agreement or the plan pursuant to which any such grant is made that the determinations made by the Company’s Compensation Committee or any other body are final and binding.
          (h) Indemnification and Insurance. At all times during the term of the Executive’s employment, and following the termination of employment for any reason, the Company agrees to indemnify and hold Executive harmless to the fullest extent permitted by law, with respect to any acts or omissions committed or claimed to have been committed by Executive within the scope of her employment, and for the costs (including fees and disbursements of counsel) incurred by Executive in defending against any such claims, which costs shall be advanced to Executive as incurred subject to a requirement that Executive repay such costs if it is subsequently determined by a court of competent jurisdiction that she was not entitled to indemnification. In connection therewith, Executive shall be entitled to the protection of all insurance policies (including directors and officers liability, fiduciary liability, and employment practices liability policies), that the Company may maintain for the benefit of the Company’s directors and officers in that regard, both during the term of employment and thereafter, at the level applicable to the Company’s most senior officers. The Executive’s rights to indemnification and insurance coverage set forth in this    Section 11(h) shall be in addition to, and not in lieu of, any such rights that the Executive may have under the Company’s by-laws or otherwise.
          (i) Pronouns and Headings. As used herein, all pronouns shall include the masculine, feminine, neuter, singular and plural thereof wherever the context and facts require such construction. The headings, titles and subtitles herein are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.
          (j) Amendment. Except as set forth in Sections 9(g) and 11(c) above, this Agreement shall not be changed or amended unless in writing and signed by both the Executive and the Chairman of the Board of Directors or unless amended by the Company in any manner provided that the rights and benefits of the Executive shall not be diminished by any amendment made by the Company without the Executive’s written consent to such amendment.

          (k) Advice of Counsel. The Executive acknowledges (i) that she has consulted with or has had the opportunity to consult with independent counsel of her own choice concerning this Agreement and has been advised to do so by the Company, and (ii) that she has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on her own judgment.
          (l) Arbitration. Notwithstanding anything herein to the contrary, in the event that there shall be a dispute among the parties arising out of or relating to this Agreement, or the breach thereof, the parties agree that such dispute shall be resolved by final and binding arbitration in Toledo, Ohio, administered by the American Arbitration Association (the “AAA”), in accordance with AAA’s Employment ADR Rules. There shall be a single arbitrator, selected in accordance with AAA rules, who shall be currently licensed to practice law in a State in the United States. The arbitrator’s decision shall be final and binding upon the parties, and may be entered and enforced in any court of competent jurisdiction by either of the parties. The arbitrator shall have the power to grant temporary, preliminary and permanent relief, including without limitation, injunctive relief and specific performance. The arbitrator’s fees and expenses shall be paid by the Company.
          (m) Attorney’s Fees. If the Executive prevails in any arbitration or other proceeding, including without limitation any proceeding to enforce an arbitration award, any legal action and any appeal in connection with this Agreement, the Company shall reimburse the Executive reasonable attorneys’ fees and other costs within a reasonable time after the same are incurred in addition to any other relief to which the Executive may be entitled.
          (n) Coordination with Deferred Compensation Plans. If and to the extent that the Executive has elected, pursuant to the Executive Deferred Compensation Plan or any other non-qualified deferred compensation plan (such plans being referred to as “deferred compensation plans”), to defer receipt of any of compensation, the terms of the applicable deferred compensation plan shall govern as to the events upon which compensation that is subject to a deferral election is distributed to the Executive and the timing of any such distribution. However, the terms of this Agreement shall govern as to whether (and, if so, the extent to which) amounts that are subject to deferral elections have been earned or deemed earned at the time of any distribution event contemplated by the relevant deferred compensation plan.
          (p) Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service.
          IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

LIBBEY INC.
By:	/s/ Susan A. Kovach
	Name:	Susan A. Kovach
	Title:	Vice President, General Counsel and Secretary

EXECUTIVE
/s/ Stephanie A. Streeter
Name: Stephanie A. Streeter

SCHEDULE 1
1.	Base salary of the Executive $700,000, subject to annual review (commencing in 2012). The base salary, as in effect from time to time, may not be reduced without the Executive’s consent.

2.	Within 30 days after commencement of employment, the Executive shall receive an initial equity grant comprised of Restricted Stock Units (“RSUs”) having an economic value, as of the date of grant, equal to $350,000 and non-qualified stock options (“NQSOs”) having an economic value, as of the date of grant, equal to $350,000. The number of RSUs and NQSOs to be granted will be determined by dividing the economic value set forth above by (a) in the case of the RSUs, the average closing price of Libbey Inc. common stock over a period of 60 consecutive trading days ending on the grant date and (b) in the case of the NQSOs, by the Black Scholes value on the grant date. Each award will vest in four equal annual installments on June 30 of each year commencing with 2012.

3.	The Executive shall be eligible to participate in the following benefit plans and programs of the Company:
a.	The annual performance incentive compensation plan for corporate officers (currently the “Senior Management Incentive Plan”). The target percentage for an Executive’s participation shall be not less than 90% of annual base salary, and the plan shall provide for payment in excess of the target percentage for superior performance. Notwithstanding the foregoing, the Company will pay the Executive pro rata annual performance incentive compensation for 2011, in an amount no less than $315,000.

b.	Participation in the cash component of the Libbey Inc. Long Term Incentive Plan for 2010-12 and 2011-13 performance cycles, in each case on a pro rata basis. Pro rated target opportunity for 2010-2012 performance cycle is $252,000 and prorated target for 2011-2013 performance cycle is $418,320.

c.	Beginning in 2012, participation in the Libbey Inc. Long Term Incentive Plan (or any substitute plan) and participation in the 2006 Omnibus Incentive Plan of Libbey Inc. (or any substitute plan) with components and weighting determined by the Compensation Committee. The target percentage for the Executive’s participation shall be not less than 180% of base salary, as determined on January 1 of each year.

d.	Libbey Inc. Retirement Savings Plan.

e.	Financial Investment and Estate Planning Counseling not to exceed $10,000 per year, and Tax Counseling and Return Preparation Services not to exceed $15,000 per year.

f.	Executive Physical.

g.	Car service in accordance with the Company’s policy.

h.	Executive Deferred Compensation Plan.

i.	Such other benefit plans and arrangements as the Company provides, from time to time, to salaried employees generally.
4.	The Executive shall receive relocation services as set forth in the Libbey Inc. Relocation Policy, provided however that in lieu of the temporary living expense benefits provided in the policy, the Company will provide the Executive with a stipend of $5,000 per month for temporary living expenses and commuting expenses for the Executive or her family between Toledo and Wisconsin, for a period ending on the earlier of the Executive’s relocation to a permanent residence in the Toledo area or June 30, 2012. In addition, in the event the Executive’s primary residence in Wisconsin is sold for less than $871,000, the Company will pay the Executive the difference between $871,000 and the sale price.

5.	The Company shall pay one-half of the Executive’s reasonable attorney’s fees incurred in the negotiation and preparation of this Agreement and collateral agreements in an amount not to exceed $10,000.

EXHIBIT A
GENERAL RELEASE AND WAIVER OF CLAIMS
     The undersigned, ___resident of the State of __(“Releasor”), in accordance with and pursuant to the terms of Section 5(f) of the Employment Agreement (the “Agreement”), dated as of June __, 2011, between Libbey Inc., a Delaware corporation (the “Company”), and Releasor, and the consideration therein provided, except as set forth herein, hereby remises, releases and forever discharges and covenants not to sue, and by these presents does for Releasor and Releasor’s legal representatives, trustees, beneficiaries, heirs and assigns (Releasor and such persons referred to herein, collectively, as the “Releasing Parties”) hereby remise, release and forever discharge and covenant not to sue the Company and its affiliates and the respective Officers, directors, employees, equity holders, agent and representatives of each of them and all of their respective successor and assigns (each a “Released Party” and collectively, the “Released Parties”), of and from any and all manner of actions, proceedings, claims, causes of action, suits, promises, damages, judgments, executions, claims and demands, of any nature whatsoever, and of every kind and description, choate and inchoate, known or unknown, at law or in equity (collectively, “Claims”), which the Releasing Parties, or any of them, now have or ever had, or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever, against the Released Parties, and each of them, from the beginning of time to the date hereof;
     (i) arising from Releasor’s employment, compensation, commissions, deferred compensation plans, insurance, stock ownership, stock options, employee benefits, and other terms and conditions of employment or employment practices of the Company under federal, state or local law or regulation, including, but not limited to the Employee Retirement Income Security Act of 1974, as amended;
     (ii) relating to the termination of Releasor’s employment or the circumstances surrounding thereof based on any contract, tort, whistleblower, personal injury, retaliatory, wrongful discharge or any other theory under any federal, state or local constitution, law, regulation, common law or otherwise; (iii) relating to payment of any attorneys’ fees incurred by Releasor; and
     (iii) based on any alleged discrimination on the basis of race, color, religion, sex, age, national origin, handicap, disability or another category protected by any federal, state or local law or regulation, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Older Workers Benefit Protection Act of 1990, or Executive Order 11246 (as any of these laws or orders may have been amended) or any other similar federal, state or local labor, employment or anti-discriminatory laws.
     Notwithstanding any other provision of this General Release and Waiver of Claims, Releasor does not release or waive Releasor’s rights and Claims against the Company arising out of, or related to, the obligations of the Company pursuant to the Agreement or otherwise (including, but not limited to, Releasor’s right to indemnification), Claims for Releasor’s vested benefits under any pension plan, retirement plan and savings plan, or other employee benefit plan, rights under any equity participation plan and stock purchase plan and rights to continuation of medical care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar state law.
     Releasor represents and warrants on behalf of the Releasing Parties that there has been, and there will be, no assignment or other transfer of any right or interest in any Claims which Releasor has or may have against the Released Parties, and Releasor hereby agrees to indemnify and hold each Released Party harmless from any Claims, costs, expenses and attorney’s fees directly or indirectly incurred by any of the Released Parties as a result of any person asserting any right or interest pursuant to his, her or its assignment or transfer of any such right or interest.
     Releasor agrees that if any Releasing Party hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against any Released Party any of the Claims released hereunder, then Releasor will pay to such Released Party, in addition to any all damages and compensation, direct or indirect, all attorney’s fees incurred in defending or otherwise responding to such suit or Claims.
     Releasor acknowledges that (i) Releasor has received the advice of legal counsel in connection with this General Release and Waiver of Claims, (ii) Releasor has read and understands that this is a General Release and Waiver of Claims, and (iii) Releasor it intends to be legally bound by the same.

     Releasor acknowledges that Releasor has been given the opportunity to consider this Release for 21 days and has been encouraged and given the opportunity to consult with legal counsel of Releasor’s choosing before signing it. Releasor understands that Releasor shall have seven days from the date on which Releasor executes this General Release and Waiver of Claims (as indicated by the date below his signature) to revoke Releasor’s signature and agreement to be bound hereby by providing written notice of revocation to the Company within such seven-day period. Releasor further understands and acknowledges this Release shall become effective, if not sooner revoked, on the eighth day after the execution hereof by Releasor (the “Effective Date”).
     IN WITNESS WHEREOF, the Company and the Releasor have executed and delivered this General Release and Waiver of Claims on behalf of the Released Parties and Releasing Parties, respectively, as of the day and year set forth below.
Dated: _________, 20__.

RELEASOR:

Name:

LIBBEY INC.:
By:
Name: